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                                                                    Exhibit 6.60

                              STOCK PURCHASE AGREEMENT

       This Stock Purchase Agreement (the "Agreement") is entered into by and among Para-Link, Inc., hereinafter "Seller", and Eagle Holdings Investments, Ltd., hereinafter "Purchaser".

                                     RECITALS:

       A. Seller can deliver of record 25,000 shares of restricted Common Stock (the "Stock") of Para-Link, Inc. ("Para-Link"), a Texas corporation; and

       B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser 25,000 shares of restricted Common Stock,

       NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Seller and Purchaser agree as follows:

       1. TRANSFER OF SHARES. At the Closing, as such term is hereinafter defined, Seller agrees to sell and deliver to Purchaser, and Purchaser agrees to purchase from Seller, 25,000 shares of restricted Common Stock.

       2. PURCHASE PRICE. The purchase price of the Stock shall be $2.50 ($ .0001 per share). At the Closing of the purchase of the Stock, Purchaser shall pay the Seller and the Seller shall deliver tradable shares free of any encumbrances.

       3. CLOSING. The closing ("Closing") shall be held on or before March 11, 1999, and as soon as the necessary due diligence on the Stock has been completed by Purchaser. The Closing shall be held at such place and time as shall be designated by Seller.

       4. WARRANTIES AND REPRESENTATIONS. Seller warrants and represents to Purchaser that Seller (1) owns the Stock free and clear of any claim whatsoever by any parties, (ii) Seller has not pledged or encumbered the Stock in any manner, (iii) the Stock is nonassessable, (iv) Seller has granted no right, warrant, purchase option, or any other right which directly or indirectly affects the Stock, and (v) the Stock is freely assignable by Seller to Purchaser in accordance with this Agreement.

       5. REMEDIES UPON DEFAULT. In the event that all conditions precedent to the purchase of the Stock (set forth in paragraph 4) are met, and Seller should, nevertheless, fail to complete the sale of the Stock and warrants, Purchaser may elect one of the following remedies:

              A.     Purchaser may terminate this Agreement; or

              B.     Enforce specific performance of this Agreement.

       6. AMENDMENT. This Agreement can only be altered, modified, or amended by a written agreement signed by Seller and Purchaser.

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       7.     ENTIRE AGREEMENT. This Agreement contains the only agreement of
Seller and Purchaser with respect to the purchase of the Stock and warrants and supersedes all prior written or oral agreements, negotiations, understandings, or commitments.

       8. PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Seller and Purchaser, their heirs, executors, administrators, successors, and assigns.

       9. ASSIGNMENT RIGHTS. Purchaser, in his sole discretion may assign his rights under this Agreement to any person or persons.

       10. FURTHER AGREEMENTS. Seller and Purchaser agree to execute such other and further agreements as are necessary or desirable to effect the intent of this Agreement.

       11. APPLICABLE LAW. It is the intention of Seller and Purchaser that the laws of the State of Texas govern the validity of this Agreement, the construction of its terms, the interpretation of the rights and duties of Seller and Purchaser, and the enforcement of this Agreement.

       EXECUTED to be effective as of March 11, 1999.

                                   SELLER:

                                  /s/  Jesse Cohen
                                  ------------------------------------
                                  Para-Link, Inc.

                                  PURCHASER:

                                  /s/  (illegible)
                                  ------------------------------------
                                  Eagle Holdings Investments, Ltd.